Exhibit 99.1

                                                                      [CIT Logo]

   CIT ANNOUNCES DILUTED EPS OF $0.95 FOR THE QUARTER, UP 32% FROM LAST YEAR
                  DILUTED EPS OF $0.91 EXCLUDING CERTAIN ITEMS

            o     New business volume up 32% from prior year

            o     Managed assets up $3.7 billion, or 8%, from previous year

            o     Credit quality trends remain favorable

            o     Return on average tangible equity improves further

      NEW YORK, January 19, 2005 - CIT Group Inc. (NYSE: CIT) today reported net income of $203.8 million for the fourth quarter, an increase from $155.2 million last year. Diluted earnings per share were $0.95 for the quarter, up 32% from last year. Return on average tangible equity for the quarter increased to 15.2% from 12.6% last year. Net income for the year totaled $753.6 million (diluted EPS $3.50), up from $566.9 million (diluted EPS $2.66) last year, a 33% increase.

      Results for the current quarter include the following pre-tax items, which collectively increased net income by $0.04 EPS:

      o Loss on accelerated liquidation/sale of manufactured housing assets ($15.7 million),

      o     Loss  on  accelerated   liquidation/sale  of  venture  capital  fund
            investments ($14.0 million), and

      o Reduction of specific telecommunications credit loss reserve ($43.3 million)

      Commenting on the company's performance, Jeffrey M. Peek,Chairman, and Chief Executive Officer said: "This was another positive quarter for CIT, continuing our forward momentum across the organization, and completing a strong year of results for our shareholders. In the quarter, we generated higher new business volume across all segments and particularly strong asset growth in Specialty Finance and Capital Finance.

      "Now, we continue to build our platform for growth with three primary strategic objectives: furthering capital discipline, building our sales and growth culture and improving operational efficiency. In these areas during the quarter, we continued to reposition our capital for higher returns, selling our venture capital fund portfolio as well as the majority of our manufactured housing portfolio. We made progress in building a sales culture through internal initiatives that are resulting in greater collaboration across business units and more cross-selling success stories. We established a framework for CIT's vertical industry focus beginning with healthcare and media, communications & entertainment. With this sector approach, we see tremendous opportunities to strengthen our expertise especially with the middle market - where we already have a clear, competitive advantage. We strengthened our prospects for continuing international growth through the acquisition of CitiCapital's vendor leasing business in Western Europe and through the approval of a UK banking license that enables us to engage in lending and leasing activities across Continental Europe. And, while making progress in realizing some internal efficiencies, we have targeted improving operational efficiency as a critical area of focus going forward."

      "In all, with the backdrop of a strong economy and the groundwork we have laid, CIT is ready to take the next step as a world-class finance and leasing organization, adding even greater value to our employees, customers and shareholders in the future."

Financial Highlights:

Portfolio and Managed Assets

o Managed assets were $53.5 billion at December 31, 2004, up 2.0% from September 30, 2004 and up 7.5% from last year, reflecting financing and leasing asset portfolio growth offset in part by securitized receivable runoff for the year.

o Total financing and leasing portfolio assets grew to $45.2 billion at December 31, 2004, up 1.7% from September 30, 2004 and up 12.7% from last year. The growth for the quarter included $900 million increase in the home equity portfolio, which was in part offset by seasonal declines in factoring ($560 million) and asset-backed lending in Business Credit ($123 million).

o Securitized receivables (receivables we have previously securitized with servicing retained) declined to $8.3 billion from $9.7 billion last year, principally due to our strategy of funding home equity receivables on balance sheet.

o Liquidating portfolios were approximately $608 million, versus approximately $675 million at September 30, 2004. During the quarter, we executed a sales agreement for over $300 million of manufactured housing assets with an expected closing in the first quarter of 2005. Liquidating portfolios were approximately $923 million at December 31, 2003.

o Origination volume for the quarter and the year, excluding factoring volume, increased 31.9% (to $7.0 billion) and 16.4% (to $23.6 billion) from the prior year. Volume for both the quarter and year was strong in the home equity program of Specialty Finance and in the Equipment Finance segment.

Net Finance and Risk Adjusted Margin

o Net finance margin was 4.05% of average earning assets ("AEA"), an improvement of 17 basis points from the prior year quarter, principally driven by lower borrowing costs, as interest expense declined to 3.35% of AEA from 3.53%.

o Operating lease margins, at 6.49% of average operating leases, were up from 5.72% last year, reflecting improved Capital Finance margins in both aerospace and rail.

o Excluding the specific telecommunications reserve reduction discussed in the credit quality section that follows, risk-adjusted margin (net finance margin after provision for credit losses) was 3.60%, up 82 basis points from the prior year quarter, as lower charge-offs added to the margin improvement.

Credit Quality

o Credit quality remained strong, as past due and non-performing assets remained well below prior year levels, and charge-off levels benefited from higher recoveries.

o Charge-offs for the quarter fell to 0.52% (0.82% before recoveries) of average finance receivables from 2.69% last year and 0.88% last quarter, as the current period benefited from strong recoveries in the liquidating franchise finance portfolio and in the Business Credit unit of Commercial Finance. The 2003 period included a significant charge-off relating to the Argentine portfolio. Excluding liquidating, telecommunications and Argentine charge-offs, charge-offs were 0.53% for the quarter compared to 0.72% last quarter and 1.20% last year. There were no telecommunications charge-offs during the fourth quarter of 2004.

o Total net charge-offs on a managed asset basis for the quarter were 0.63% compared to 0.96% last quarter and 2.40% last year.

o Total 60+ day owned delinquencies were $608 million (1.73% of finance receivables) at December 31, 2004, compared to $573 million (1.66%) last quarter and $676 million (2.16%) last year. Improvements were most notable in Equipment Finance, which was offset in part by higher delinquency in the factoring operation in Commercial Finance.

o Total 60+ day delinquencies on a managed asset basis ended the quarter at $878 million (1.95% of managed financial assets), compared to $850 million (1.92%) last quarter and $1.022 billion (2.44%) a year ago.

o Non-performing assets (non-accrual loans plus repossessed assets) were $540 million (1.54% of finance receivables) versus $529 million (1.53%) last quarter and $676 million (2.16%) last year. Consistent with the delinquency changes, improvement in Equipment Finance was in part offset by an increase in factoring.

o The reserve for credit losses declined in both amount and percentage during the quarter reflecting the improvement in our portfolio and the telecommunications industry in general. Total reserves declined to $617.2 million (1.76% of finance receivables), compared to $637.9 million (1.85%) at September 30, 2004 and $643.7 million (2.06%) at December 31, 2003.

o Telecommunications total outstandings and non-performing accounts were $335.2 million and $21.0 million, compared to $347.6 million and $24.5 million last quarter. Comparable amounts at December 31, 2003 were $579.0 million and $57.2 million.

Other Revenue

o Other revenue totaled $214.2 million for the 2004 quarter, down from $246.0 million for the prior year.

o Servicing fees and income from securitization retained interests declined, reflecting the aforementioned lower level of securitized assets. The strategy of funding mortgage receivables on-balance sheet results in a shift of securitization-related revenues to both net finance margin and charge-offs.

o Securitization gains dropped to $15.9 million, 4.7% of pretax income for the 2004 quarter, from $18.1 million, 7.2% in 2003. Securitization gains as a percentage of volume securitized declined from the prior year due to a higher proportion of, and tighter spreads on, vendor assets sold.

o     Factoring commissions increased 17% over the prior year.

Salaries and General Operating Expenses

o Total operating expenses were $282.1 million, up from $256.7 million last quarter and $236.5 million a year ago. The increase reflected the European acquisition that closed in late September, higher incentive-based compensation due to improved volumes, fees and profitability, increased business development expenses, operating lease asset enhancements, and higher credit and collection expenditures.

o The efficiency ratio was 45.4% compared to 41.5% last quarter and 43.8% last year. Excluding losses from the accelerated liquidation of the manufactured housing and venture capital portfolios, the ratio was 43.3% for the 2004 quarter.

o Expenses as a percentage of average managed assets were 2.28%, versus 2.18% and 2.04% for the prior quarter and prior year.

o Employee headcount totaled approximately 5,860, versus 5,700 at September 30, 2004 and 5,800 at December 31, 2003. The increase from September was due to the acquisition of a European vendor leasing business.

Capitalization and Leverage

o Internal capital generation remained strong, with the ratio of tangible equity to managed assets increasing to 10.72%, compared to 10.57% at September 30, 2004 and 10.44% last year.

o Treasury stock, while up significantly from last year due to the previously announced share repurchase program, declined $16.8 million during the quarter due to employee stock option exercises.

Profitability

o The return on average tangible equity was 15.2% for the 2004 quarter and 14.5% year to date, compared to 12.6% and 11.8% for the prior year periods. Excluding the previously mentioned losses on accelerated liquidations and telecommunications specific reserve reduction, the return on average tangible equity was 14.5% for the 2004 quarter and 13.9% year to date.

o Return on average earning assets improved to 1.97% for the 2004 quarter from 1.70% last year and to 1.93% for the year from 1.58% in 2003. Excluding the previously mentioned items, the return on average earning assets was 1.89% for the quarter and 1.85% for the year.

o The return on average managed assets improved to 1.65% for the quarter from 1.34% last year and to 1.59% for the year from 1.24% in 2003. Excluding the previously mentioned items, the return on average managed assets was 1.58% for the quarter and 1.52% for the year.

Specialty Finance

o Owned assets increased $4.2 billion for the year, highlighted by home equity growth ($2.4 billion) and strategic acquisitions, including the $700 million European vendor finance business and $520 million technology equipment leasing business.

o Specialty Finance net income for the quarter was flat with the prior year as the current period included the $15.7 million pre-tax write-down relating to the accelerated liquidation of a significant portion of manufactured housing assets.

o Major vendor volume was flat with prior year for the quarter, but improved 9% for the year. Higher operating lease margins and an 11% increase in earning assets from the fourth quarter of last year lead to improved profitability.

o Small & mid-ticket volume improved approximately 11% from the fourth quarter of 2003. Profitability in this unit was down slightly from the prior year due to continued charge-offs relating to customers of NorVergence, Inc., a bankrupt vendor currently under regulatory investigation.

o The small business lending unit had a good volume quarter, while earnings were down from last year due to lower gains on sale of assets.

o We recently announced the agreement to acquire Educational Lending Group, Inc., which is expected to close in the first quarter of 2005. This will provide Specialty Finance with approximately $4 billion in assets and an entry platform into the education finance market.

Commercial Finance

Business Credit and Commercial Services (Commercial Finance Segment)

o Assets declined during the quarter, primarily due to seasonality, but ended above last year levels.

o     Profitability  improved  considerably  from the fourth  quarter of 2003 in
      both  Business  Credit  (strong   risk-adjusted   margins)  and  factoring
      (improved commission and net finance margin).

Equipment Finance

o Equipment Finance continues to improve profitability, as fourth quarter earnings included stronger margins, franchise finance recoveries and higher equipment gains.

o The liquidating franchise finance portfolio decreased to $25 million from $59 million last quarter.

o     New  business  volume   increased   primarily  in  the  U.S.,   reflecting
      improvement in the specialized industry unit.

Capital Finance

o Earnings improved from the prior year, benefiting from stronger operating lease margins in both aerospace and rail and higher fee income.

o New business volume increased over prior year activity primarily due to higher project finance transactions.

o Seven new aircraft deliveries were funded during the quarter. Total scheduled deliveries for 2005 are 18, of which 14 have been placed.

o At December 31, 2004, 2 commercial aircraft (1 of which is covered by a signed letter of intent) were off lease.

Controls and Procedures

      Management has previously identified deficiencies in certain internal controls related to accounting for income taxes as a "reportable condition" under standards established by the American Institute of Certified Public Accountants. Under Sarbanes-Oxley Section 404 and PCAOB standards effective for 2004 year-end reporting, this internal control deficiency will likely be classified as a "material weakness", defined as a deficiency that could result in more than a remote likelihood that a material misstatement of the annual or interim financial statements could occur (i.e. greater than three percent of net income in any reporting period).

      Management has performed detailed analyses and reconciliations of the income tax accounts and based thereon, believes that the 2004 income tax provision is appropriate and that the remediation will not result in a material adjustment to the Company's reported net income for the year ended December 31, 2004. We have made significant progress with respect to the income tax accounting internal controls and expect remediation to be completed during 2005.

Conference Call and Webcast:

      We will discuss this quarter's results, as well as ongoing strategy, on a conference call today at 11:00 am (EST). Interested parties may access the conference call live today by dialing 877-558-5219 for U.S. and Canadian callers or 706-645-9291 for international callers, and reference "CIT earnings call," or at the following website: http://ir.cit.com. An audio replay of the call will be available beginning shortly after the conclusion of the call until 11:59 pm
(EST) January 25, 2005, by dialing 800-642-1687 for U.S. and Canadian callers or 706-645-9291 for international callers with the pass-code 3102269, or at the following website: http://ir.cit.com.

About CIT:

      CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has approximately $50 billion in assets under management and applies its financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries. CIT, a Fortune 500 company and a component of the S&P 500 Index, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. CIT, with its principal offices in Livingston, New Jersey and New York City, has approximately 6,000 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.

Forward-Looking Statements:

      This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond CIT's control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting CIT's businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors are described in CIT's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003. CIT is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise. This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of those measures to the most directly comparable GAAP measures, which is available with this release and on our website at http://ir.cit.com.

                                       ###


For Information:  Valerie L. Gerard - Senior Vice President - Investor Relations
                  (973) 422-3284

                         or

                  Chris Hardwick - Vice President - Director, External
                  (973) 597-2095   Communications

                         CIT GROUP INC. AND SUBSIDIARIES
                    UNAUDITED CONSOLIDATED INCOME STATEMENTS
          For the Quarters and Years Ended December 31, 2004 and 2003
                  (dollars in millions, except per share data)

                                                                        Quarters Ended                          Years Ended
                                                        --------------------------------------------    ----------------------------
                                                        December 31,   September 30,    December 31,    December 31,    December 31,
                                                           2004            2004             2003            2004            2003
                                                        ------------   -------------    ------------    ------------    ------------
Finance income                                          $   1,004.5     $     963.1     $     925.9     $   3,785.7     $   3,729.5
Interest expense                                              346.7           315.4           322.5         1,260.1         1,348.7
                                                        -----------     -----------     -----------     -----------     -----------
Net finance income                                            657.8           647.7           603.4         2,525.6         2,380.8
Depreciation on operating lease equipment                     239.5           245.7           248.9           956.0         1,053.0
                                                        -----------     -----------     -----------     -----------     -----------
Net finance margin                                            418.3           402.0           354.5         1,569.6         1,327.8
Provision for credit losses                                     2.7            60.2           100.8           214.2           387.3
                                                        -----------     -----------     -----------     -----------     -----------
Net finance margin after provision
  for credit losses                                           415.6           341.8           253.7         1,355.4           940.5
Other revenue(1)                                              214.2           212.5           246.0           890.6           947.6
Gain (loss) on venture capital investments                    (11.4)            4.2           (60.5)           (3.5)          (88.3)
                                                        -----------     -----------     -----------     -----------     -----------
Operating margin                                              618.4           558.5           439.2         2,242.5         1,799.8

Salaries and general operating expenses                       282.1           256.7           236.5         1,046.4           912.9

Gain on redemption of debt                                       --              --            50.4            41.8            50.4
                                                        -----------     -----------     -----------     -----------     -----------
Income before provision for income taxes                      336.3           301.8           253.1         1,237.9           937.3
Provision for income taxes                                   (131.6)         (117.7)          (98.2)         (483.2)         (365.0)
Minority interest, after tax                                   (0.9)           (0.2)            0.3            (1.1)             --
Dividends on preferred capital
  securities, after tax                                          --              --              --              --            (5.4)
                                                        -----------     -----------     -----------     -----------     -----------

Net income                                              $     203.8     $     183.9     $     155.2     $     753.6     $     566.9
                                                        ===========     ===========     ===========     ===========     ===========

Earnings per share
Basic earnings per share                                $      0.97     $      0.87     $      0.73     $      3.57     $      2.68
Diluted earnings per share                              $      0.95     $      0.86     $      0.72     $      3.50     $      2.66
Number of shares -basic (thousands)                         210,208         210,489         211,828         211,017         211,681
Number of shares -diluted (thousands)                       214,860         214,179         215,078         215,054         213,143


Certain prior period balances have been reclassified to conform to current period presentation; debt related costs totaling
$7.5 million and $29.4 million for the three months and year ended December 31, 2003, have been reclassified to interest expense from operating expenses.

                                                                        Quarters Ended                          Years Ended
                                                        --------------------------------------------    ----------------------------
                                                        December 31,   September 30,    December 31,    December 31,    December 31,
(1)Other Revenue                                            2004            2004             2003            2004            2003
                                                        ------------   -------------    ------------    ------------    ------------
  Fees and other income                                 $     115.6     $     119.6     $     155.4     $     502.9     $     586.2
  Factoring commissions                                        59.0            59.5            50.5           227.0           189.8
  Gains on sales of leasing equipment                          23.7            23.5            22.0           101.6            70.7
  Gains on securitizations                                     15.9             9.9            18.1            59.1           100.9
                                                        -----------     -----------     -----------     -----------     -----------
  Total other revenue                                   $     214.2     $     212.5     $     246.0     $     890.6     $     947.6
                                                        ===========     ===========     ===========     ===========     ===========

Fees and other income include: servicing fees, structuring and advisory fees, syndication fees and gains from other asset and receivable sales. Prior period balances have been conformed to current year presentation to show venture capital gains and losses separately.

                         CIT GROUP INC. AND SUBSIDIARIES
                      UNAUDITED CONSOLIDATED BALANCE SHEETS
                              (dollars in millions)

                                                     December 31,   December 31,
                                                         2004           2003
                                                     ------------   ------------
ASSETS
Financing and leasing assets:
   Finance receivables                                 $35,048.2      $31,300.2
   Reserve for credit losses                              (617.2)        (643.7)
                                                       ---------      ---------
   Net finance receivables                              34,431.0       30,656.5
   Operating lease equipment, net                        8,290.9        7,615.5
   Finance receivables held for sale                     1,640.8          918.3
Cash and cash equivalents                                2,210.2        1,973.7
Retained interests in securitizations
  and other investments                                  1,230.0        1,380.8
Goodwill and intangible assets                             596.5          487.7
Other assets(1)                                          2,711.9        3,310.3
                                                       ---------      ---------
Total Assets                                           $51,111.3      $46,342.8
                                                       =========      =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Debt:
   Commercial paper                                    $ 4,210.9      $ 4,173.9
   Variable-rate senior notes                           11,545.0        9,408.4
   Fixed-rate senior notes                              21,715.1       19,830.8
   Preferred capital securities                            253.8          255.5
                                                       ---------      ---------
Total debt                                              37,724.8       33,668.6
Credit balances of factoring clients                     3,847.3        3,894.6
Accrued liabilities and payables                         3,443.7        3,346.4
                                                       ---------      ---------
Total Liabilities                                       45,015.8       40,909.6
Minority interest                                           40.4           39.0
Stockholders' Equity:
   Common stock                                              2.1            2.1
   Paid-in capital                                      10,674.3       10,677.0
   Accumulated deficit                                  (4,499.1)      (5,141.8)
   Accumulated other comprehensive loss                    (58.4)        (141.6)

Less: Treasury stock, at cost                              (63.8)          (1.5)
                                                       ---------      ---------
Total Stockholders' Equity                               6,055.1        5,394.2
                                                       ---------      ---------
Total Liabilities and Stockholders' Equity             $51,111.3      $46,342.8
                                                       =========      =========

(1) Other Assets primarily include the following at December 31, 2004: $0.7 billion of investments in and receivables from joint ventures and non-consolidated subsidiaries, $0.4 billion of accrued interest and receivables from derivative counterparties, $0.3 billion of deposits on flight equipment, $0.2 billion of equity investments, $0.1 billion of repossessed and off-lease equipment and $0.1 billion of prepaid expenses. The remaining balance includes furniture and fixtures, miscellaneous receivables and other assets.

                         CIT GROUP INC. AND SUBSIDIARIES
                       OWNED AND MANAGED ASSET COMPOSITION
                              (dollars in millions)

                                                                                      December 31,   September 30,   December 31,
                                                                                          2004           2004           2003
                                                                                      ------------   -------------   ------------
Specialty Finance Segment
       Commercial
            Finance receivables                                                         $ 8,546.4      $ 8,166.3      $ 7,150.0
            Operating lease equipment, net                                                1,078.7        1,057.0          959.5
            Finance receivables held for sale                                               960.5        1,447.9          548.1
                                                                                        ---------      ---------      ---------
              Owned assets                                                               10,585.6       10,671.2        8,657.6
            Finance receivables securitized and managed by CIT                            3,734.8        3,251.1        3,915.4
                                                                                        ---------      ---------      ---------
              Managed assets                                                             14,320.4       13,922.3       12,573.0
                                                                                        ---------      ---------      ---------
       Consumer
            Finance receivables - home equity                                             4,896.8        3,996.4        2,513.1
            Finance receivables - other                                                     495.3          840.2          997.7
            Finance receivables held for sale                                               569.6          209.0          150.0
                                                                                        ---------      ---------      ---------
              Owned assets                                                                5,961.7        5,045.6        3,660.8
            Home equity finance receivables securitized and managed by CIT                1,228.7        1,352.6        1,867.6
            Other finance receivables securitized and managed by CIT                        430.7          466.5          642.5
                                                                                        ---------      ---------      ---------
              Managed assets                                                              7,621.1        6,864.7        6,170.9
                                                                                        ---------      ---------      ---------

Commercial Finance Segment
       Commercial Services
            Finance receivables                                                           6,204.1        6,764.0        6,325.8
       Business Credit
            Finance receivables                                                           5,576.3        5,699.6        5,247.1
                                                                                        ---------      ---------      ---------
              Owned assets                                                               11,780.4       12,463.6       11,572.9
                                                                                        ---------      ---------      ---------

Equipment Finance Segment
            Finance receivables                                                           6,373.1        6,343.2        6,317.9
            Operating lease equipment, net                                                  440.6          401.0          419.6
            Finance receivables held for sale                                               110.7          100.4          220.2
                                                                                        ---------      ---------      ---------
              Owned assets                                                                6,924.4        6,844.6        6,957.7
            Finance receivables securitized and managed by CIT                            2,915.5        2,924.7        3,226.2
                                                                                        ---------      ---------      ---------
              Managed assets                                                              9,839.9        9,769.3       10,183.9
                                                                                        ---------      ---------      ---------

Capital Finance Segment
            Finance receivables                                                           2,956.2        2,733.1        2,748.6
            Operating lease equipment, net                                                6,771.6        6,474.9        6,236.4
                                                                                        ---------      ---------      ---------
              Owned assets                                                                9,727.8        9,208.0        8,985.0
                                                                                        ---------      ---------      ---------

Other - Equity Investments                                                                  181.0          186.2          249.9
                                                                                        ---------      ---------      ---------

Total
            Finance receivables                                                         $35,048.2      $34,542.8      $31,300.2
            Operating lease equipment, net                                                8,290.9        7,932.9        7,615.5
            Finance receivables held for sale                                             1,640.8        1,757.3          918.3
                                                                                        ---------      ---------      ---------
              Financing and leasing assets excl. equity investments                      44,979.9       44,233.0       39,834.0
            Equity investments (included in other assets)                                   181.0          186.2          249.9
                                                                                        ---------      ---------      ---------
              Owned assets                                                               45,160.9       44,419.2       40,083.9
            Finance receivables securitized and managed by CIT                            8,309.7        7,994.9        9,651.7
                                                                                        ---------      ---------      ---------
              Managed assets                                                            $53,470.6      $52,414.1      $49,735.6
                                                                                        =========      =========      =========

During the June 2004 quarter, assets of the former Structured Finance segment were transferred to Capital Finance and Business Credit. All historical balances have been restated to reflect this realignment.

                         CIT GROUP INC. AND SUBSIDIARIES
                                  SEGMENT DATA
                              (dollars in millions)

                                                                     Quarters Ended                     Years Ended December 31,
                                                       -------------------------------------------     ---------------------------
                                                       December 31,  September 30,    December 31,
                                                           2004           2004            2003            2004             2003
                                                       -----------   -------------    ------------     ----------       ----------
          Specialty Finance
--------------------------------------
Operating margin                                        $    242.9     $    238.7      $    228.9      $    940.0       $    842.5
Income before provision for income tax                       125.2          136.5           121.6           509.2            427.7
Income taxes                                                  51.1           52.0            47.5           190.7            166.8
Net income (loss)                                             73.2           84.1            74.1           317.2            260.9
Return on AEA                                                 1.79%          2.31%           2.38%           2.21%            2.13%
New business volume                                     $  4,166.4     $  3,823.4      $  2,974.3      $ 14,844.0       $ 12,429.6

====================================================================================================================================

         Commercial Finance
--------------------------------------
Operating margin                                        $    178.9     $    173.4      $    149.7      $    673.8       $    578.8
Income before provision for income tax                       128.7          126.1           104.7           478.9            401.8
Income taxes                                                  50.8           47.8            41.0           183.4            156.8
Net income (loss)                                             77.9           78.3            63.7           295.5            245.0
Return on AEA                                                 3.70%          3.74%           3.18%           3.58%            3.15%
New business volume                                     $    658.1     $    671.8      $    809.4      $  2,775.5       $  2,921.2

          Equipment Finance
--------------------------------------
Operating margin                                        $     64.8     $     54.6      $     36.2      $    219.4       $    148.0
Income before provision for income tax                        40.9           31.3            17.8           127.2             63.1
Income taxes                                                  15.8           12.2             6.9            49.5             24.6
Net income (loss)                                             25.1           19.1            10.9            77.7             38.5
Return on AEA                                                 1.44%          1.11%           0.64%           1.12%            0.56%
New business volume                                     $  1,496.0     $  1,115.1      $  1,239.7      $  4,582.4       $  3,824.1

           Capital Finance
--------------------------------------
Operating margin                                        $     76.3     $     71.1      $     56.3      $    287.6       $    214.4
Income before provision for income tax                        40.0           39.0            28.0           162.7            119.0
Income taxes                                                  13.5           13.5            11.0            57.9             46.4
Net income (loss)                                             26.4           25.8            17.3           105.0             72.6
Return on AEA                                                 1.12%          1.12%           0.77%           1.14%            0.85%
New business volume                                     $    783.8     $    357.2      $    398.1      $  1,791.1       $  1,498.1

Total Commercial Finance Segments
--------------------------------------
Operating margin                                        $    320.0     $    299.1      $    242.2      $  1,180.8       $    941.2
Income before provision for income tax                       209.6          196.4           150.5           768.8            583.9
Income taxes                                                  80.1           73.5            58.9           290.8            227.8
Net income (loss)                                            129.4          123.2            91.9           478.2            356.1
Return on AEA                                                 2.08%          2.02%           1.55%           1.96%            1.53%
New business volume                                     $  2,937.9     $  2,144.1      $  2,447.2      $  9,149.0       $  8,243.4

====================================================================================================================================

       Total Business Segments
--------------------------------------
Operating margin                                        $    562.9     $    537.8      $    471.1      $  2,120.8       $  1,783.7
Income before provision for income tax                       334.8          332.9           272.1         1,278.0          1,011.6
Income taxes                                                 131.2          125.5           106.4           481.5            394.6
Net income (loss)                                            202.6          207.3           166.0           795.4            617.0
Return on AEA                                                 1.97%          2.13%           1.83%           2.05%            1.74%
New business volume                                     $  7,104.3     $  5,967.5      $  5,421.5      $ 23,993.0       $ 20,673.0

         Corporate and Other
--------------------------------------
Operating margin                                        $     55.5     $     20.7      $    (31.9)     $    121.7       $     16.1
Income before provision for income tax                         1.5          (31.1)          (19.0)          (40.1)           (74.3)
Income taxes                                                   0.4           (7.8)           (8.2)            1.7            (29.6)
Net income (loss)                                              1.2          (23.4)          (10.8)          (41.8)           (50.1)
Return on AEA                                                 0.00%         (0.25)%         (0.13)%         (0.12)%          (0.16)%

            Consolidated
--------------------------------------
Operating margin                                        $    618.4     $    558.5      $    439.2      $  2,242.5       $  1,799.8
Income before provision for income tax                       336.3          301.8           253.1         1,237.9            937.3
Income taxes                                                 131.6          117.7            98.2           483.2            365.0
Net income (loss)                                            203.8          183.9           155.2           753.6            566.9
Return on AEA                                                 1.97%          1.88%           1.70%           1.93%            1.58%
New business volume                                     $  7,104.3     $  5,967.5      $  5,421.5      $ 23,993.0       $ 20,673.0

Net income for Capital Finance includes the results of the former Structured Finance except for the results relating to the communications and media portfolio, which are reflected in Commercial Finance.

                         CIT GROUP INC. AND SUBSIDIARIES
                                 CREDIT METRICS
                              (dollars in millions)

                                                                                            Quarters Ended
                                                                  -----------------------------------------------------------------
                                                                   December 31, 2004      September 30, 2004     December 31, 2003
                                                                      $          %            $          %           $          %
                                                                  -------------------     -------------------    ------------------
Net Credit Losses - Owned as a Percentage of
  Average Finance Receivables
      Specialty Finance - Commercial                              $   21.6      1.02%     $   28.1      1.49%    $   30.0      1.73%
      Specialty Finance - Commercial (Argentine)                        --                      --                  101.0
                                                                  --------                --------               --------
        Total Specialty Finance - Commercial                          21.6      1.02%         28.1      1.49%       131.0      7.46%
      Commercial Finance(1)                                            6.0      0.19%         21.6      0.72%        24.0      0.83%
      Equipment Finance                                                3.6      0.23%          7.8      0.49%        25.9      1.68%
      Capital Finance(1)                                              (1.0)    (0.14)%         0.4      0.05%        14.2      2.02%
                                                                  --------                --------               --------
        Total Commercial                                              30.2      0.40%         57.9      0.81%       195.1      2.83%
      Specialty Finance - Consumer                                    15.8      1.20%         14.4      1.30%        13.5      1.56%
                                                                  --------                --------               --------
      Total                                                       $   46.0      0.52%     $   72.3      0.88%    $  208.6      2.69%
                                                                  ========                ========               ========
      Total Before Liquidating, Telecommunications
        and Argentine                                             $   46.0      0.53%     $   57.6      0.72%    $   87.8      1.20%
                                                                  ========                ========               ========
Net Credit Losses - Managed as a Percentage of
  Average Managed Finance Receivables                             $   68.6      0.63%     $   98.6      0.96%    $  245.0      2.40%
                                                                  ========                ========               ========

                                                                                  Years Ended
                                                                  -------------------------------------------
                                                                   December 31, 2004       December 31, 2003
                                                                     $           %           $           %
                                                                  -------------------     -------------------
      Specialty Finance - Commercial                              $   84.9      1.11%     $  110.5      1.59%
      Specialty Finance - Commercial (Argentine)                        --                   101.0
                                                                  --------                --------
        Total Specialty Finance - Commercial                          84.9      1.11%        211.5      2.98%
      Commercial Finance(1)                                           82.2      0.69%        107.9      1.02%
      Equipment Finance                                               53.2      0.84%        125.7      2.03%
      Capital Finance(1)                                              13.8      0.50%         21.3      0.75%
                                                                  --------                --------
        Total Commercial                                             234.1      0.82%        466.4      1.75%
      Specialty Finance - Consumer                                    67.1      1.52%         55.5      2.01%
                                                                  --------                --------
      Total                                                       $  301.2      0.91%     $  521.9      1.77%
                                                                  ========                ========
      Total Before Liquidating, Telecommunications
        and Argentine                                             $  232.3      0.73%     $  319.2      1.17%
                                                                  ========                ========
Net Credit Losses - Managed as a Percentage of Average
  Managed Finance Receivables                                     $  409.9      0.99%     $  680.1      1.72%
                                                                  ========                ========

                                                                      December 31, 2004     September 30, 2004   December 31, 2003
                                                                          $          %          $         %          $         %
                                                                      -------------------   ------------------   ------------------
Finance Receivables Past Due 60 days or more -
  Owned as a Percentage of Finance Receivables
      Specialty Finance - Commercial                                  $   224.7    2.63%    $   212.3   2.60%    $   226.4   3.17%
      Commercial Finance(1)                                               124.7    1.06%        106.0   0.85%        131.9   1.14%
      Equipment Finance                                                    50.1    0.79%         66.6   1.05%        137.9   2.18%
      Capital Finance(1)                                                   33.5    1.13%         28.4   1.04%         30.5   1.11%
                                                                      ---------             ---------            ---------
        Total Commercial                                                  433.0    1.46%        413.3   1.39%        526.7   1.90%
      Specialty Finance - Consumer                                        175.0    3.25%        159.9   3.31%        149.6   4.26%
                                                                      ---------             ---------            ---------
      Total                                                           $   608.0    1.73%    $   573.2   1.66%    $   676.3   2.16%
                                                                      =========             =========            =========
Non-performing Assets - Owned as a Percentage of
  Finance Receivables(2)
      Specialty Finance - Commercial                                  $   108.0    1.26%    $    87.8   1.08%    $   119.8   1.68%
      Commercial Finance(1)                                               112.1    0.95%         96.9   0.78%        132.5   1.15%
      Equipment Finance                                                   131.2    2.06%        164.9   2.60%        218.3   3.46%
      Capital Finance(1)                                                   11.1    0.38%         11.5   0.42%         49.7   1.81%
                                                                      ---------             ---------            ---------
        Total Commercial                                                  362.4    1.22%        361.1   1.22%        520.3   1.87%
      Specialty Finance - Consumer                                        177.2    3.29%        167.6   3.47%        156.2   4.45%
                                                                      ---------             ---------            ---------
      Total                                                           $   539.6    1.54%    $   528.7   1.53%    $   676.5   2.16%
                                                                      =========             =========            =========
Finance Receivables Past Due 60 days or more - Managed
  as a Percentage of Managed Financial Assets(3)
      Specialty Finance - Commercial                                  $   313.1    2.36%    $   294.8   2.29%    $   321.2   2.77%
      Commercial Finance(1)                                               124.7    1.06%        106.0   0.85%        131.9   1.14%
      Equipment Finance                                                    90.3    0.96%        116.2   1.24%        243.6   2.49%
      Capital Finance(1)                                                   33.5    1.13%         28.4   1.04%         30.5   1.11%
                                                                      ---------             ---------            ---------
        Total Commercial                                                  561.6    1.50%        545.4   1.46%        727.2   2.04%
      Specialty Finance - Consumer                                        316.8    4.16%        304.9   4.44%        294.8   4.78%
                                                                      ---------             ---------            ---------
      Total                                                           $   878.4    1.95%    $   850.3   1.92%    $ 1,022.0   2.44%
                                                                      =========             =========            =========

Reserve for Credit Losses
      Reserve for credit losses as a percentage
        of finance receivables                                        $   617.2    1.76%    $   637.9   1.85%    $   643.7   2.06%
      Reserve for credit losses as a percentage
        of finance receivables before Telecommunications
        and Argentina                                                 $   594.0    1.71%    $   572.2   1.67%    $   524.6   1.71%
      Reserve for credit losses as a percentage
        of finance receivables past due 60 days or more                           101.5%               111.3%                95.2%
      Reserve for credit losses as a percentage
        of non-performing assets                                                  114.4%               120.7%                95.2%

(1) The data for Capital Finance includes the former Structured Finance except for the communications and media portfolios, which are reflected in Commercial Finance.

(2) Total non-performing assets reflect both commercial and consumer finance receivables on non-accrual status and assets received in satisfaction of loans.

(3) Managed financial assets exclude operating leases and certain equity investments.

                         CIT GROUP INC. AND SUBSIDIARIES
                  SELECTED DATA AND OWNED PORTFOLIO INFORMATION
                  (dollars in millions, except per share data)

                                                                          Quarters Ended                        Years Ended
                                                             -----------------------------------------   ---------------------------
Selected Data                                                December 31,  September 30,  December 31,   December 31,   December 31,
   Profitability                                                2004           2004           2003           2004           2003
                                                             ------------  -------------  ------------   ------------   ------------
   Net finance margin as a percentage of AEA(1)                    4.05%          4.10%          3.88%          4.02%          3.71%
   Net finance margin after provision as
     a percentage of AEA                                           4.02%          3.49%          2.78%          3.47%          2.63%
   Salaries and general operating expenses as
     a percentage of AMA(2)                                        2.28%          2.18%          2.04%          2.20%          1.99%
   Efficiency ratio                                                45.4%          41.5%          43.8%          42.6%          41.7%
   Return on average tangible stockholders' equity                 15.2%          14.1%          12.6%          14.5%          11.8%
   Return on AMA(2)                                                1.65%          1.56%          1.34%          1.59%          1.24%

   See "Non-GAAP Disclosures" for additional information regarding profitability ratio and metric comparisons

   Securitization Volume
   Specialty Finance - Commercial                            $  1,256.6     $    458.4     $    869.9     $  3,153.8     $  3,416.2
   Equipment Finance                                              310.5          325.4          242.9        1,280.7        1,414.8
   Specialty Finance - Consumer                                      --             --             --             --          489.2
                                                             ----------     ----------     ----------     ----------     ----------
   Total                                                     $  1,567.1     $    783.8     $  1,112.8     $  4,434.5     $  5,320.2
                                                             ==========     ==========     ==========     ==========     ==========

   Average Assets
   Average Finance Receivables (AFR)                         $ 35,438.2     $ 32,957.8     $ 31,051.8     $ 33,095.4     $ 29,448.0
   Average Earning Assets (AEA)                                41,358.6       39,195.6       36,523.2       39,011.3       35,813.4
   Average Managed Assets (AMA)(2)                             49,466.5       47,166.8       46,322.4       47,519.3       45,809.3
   Average Operating Leases (AOL)                               8,099.9        7,873.2        7,529.1        7,821.2        7,241.1

   Note: These averages are based on an ending 4 and 13 month average.

                                                                            December 31,       September 30,        December 31,
                                                                               2004                2004                 2003
                                                                            ------------       -------------        ------------
   Capital and Leverage(3),(4)
   Tangible stockholders' equity to managed assets                              10.72%              10.57%              10.44%
   Debt (net of overnight deposits) to tangible
     stockholders' equity(5)                                                     6.28x               6.38x               6.14x
   Tangible book value per share                                              $ 26.03             $ 25.20             $ 23.16

Owned Portfolio Information
   Liquidating Portfolios:
   Balance(6)                                                                 $ 608.1             $ 675.2             $ 923.3
   Non-performing accounts                                                    $  73.4             $  79.7             $ 108.4
   Past due 60+ days                                                          $  70.5             $  70.1             $  92.3

   Telecommunications(7):
   Financing and leasing assets                                               $ 335.2             $ 347.6             $ 579.0
   Number of accounts                                                              26                  29                  44
   Largest customer account balance                                           $  29.7             $  29.3             $  31.0
   Non-performing accounts                                                    $  21.0             $  24.5             $  57.2
   Number of accounts                                                               5                   5                   6
   Past due 60+ days                                                          $   2.1             $   4.8             $  25.7
   CLEC exposure                                                              $ 112.7             $ 117.4             $ 197.8

   Equity and Venture Capital Investments:
   Total investment balance                                                   $ 181.1             $ 186.2             $ 249.9
   Direct investments                                                         $  30.1             $  31.9             $ 101.1
   Number of companies                                                              8                  10                  47
   Private equity funds                                                       $ 151.0             $ 154.3             $ 148.8
   Number of funds                                                                 52                  52                  52
   Remaining fund and equity commitments                                      $  79.8             $  97.0             $ 124.2

(1) As a result of adopting SFAS 150, dividends on preferred capital securities are reflected in interest expense (quarterly 5 basis points impact) for the 2004 periods and the final two quarters of 2003. The dividends for the first two quarters of 2003 are shown after-tax on the consolidated statement of income.

(2) "AMA" or "Average Managed Assets" represents the sum of average earning assets, which are net of credit balances of factoring clients, and the average of finance receivables previously securitized and still managed by CIT.

(3) Tangible stockholders' equity excludes goodwill and intangible assets. Prior period balances have been conformed to current period presentation.

(4) Tangible stockholders' equity excludes the impact of accounting changes for derivative financial instruments and unrealized gains and includes Preferred Capital Securities.

(5) Total debt excludes, and stockholders' equity includes, Preferred Capital Securities.

(6)   The balances are prior to planned sales.

(7) Telecommunications portfolio data consists of lending and leasing directly to the telecommunications sector, and does not include lending and leasing for telecom related equipment to non-telecom companies.

                         CIT GROUP INC. AND SUBSIDIARIES
                            Aerospace Portfolio Data
                     (dollars in millions unless specified)

Total Aerospace Portfolio:            December 31,  September 30,  December 31,
Financing and leasing assets              2004          2004          2003
                                      ------------  -------------  ------------
  Commercial                            $5,125.6      $4,905.2      $4,716.1
  Regional                              $  302.6      $  351.9      $  291.6
Number of planes:
  Commercial                                 212           205           209
  Regional                                   121           127           119

                                              December 31, 2004           September 30, 2004           December 31, 2003
                                            ----------------------      ----------------------      ----------------------
Commercial Aerospace Portfolio:                Net                         Net                         Net
By Region:                                  Investment      Number      Investment      Number      Investment      Number
                                            ----------      ------      ----------      ------      ----------      ------
  Europe                                     $2,160.0           72       $2,175.1           72       $1,991.0           65
  North America (1)                           1,057.7           66          926.9           62        1,029.7           72
  Asia Pacific                                1,242.4           46        1,129.3           43        1,013.6           40
  Latin America                                 611.3           25          618.8           25          612.7           28
  Africa / Middle East                           54.2            3           55.1            3           69.1            4
                                             --------       ------       --------       ------       --------       ------
  Total                                      $5,125.6          212       $4,905.2          205       $4,716.1          209
                                             ========       ======       ========       ======       ========       ======
By Manufacturer:
  Boeing                                     $2,558.8          133       $2,540.4          132       $2,581.7          140
  Airbus                                      2,536.9           70        2,329.5           64        2,114.6           57
  Other                                          29.9            9           35.3            9           19.8           12
                                             --------       ------       --------       ------       --------       ------
  Total                                      $5,125.6          212       $4,905.2          205       $4,716.1          209
                                             ========       ======       ========       ======       ========       ======
By Body Type (2):
  Narrow body                                $3,894.9          168       $3,657.1          161       $3,415.7          159
  Intermediate                                  842.7           18          848.8           18          877.0           18
  Wide body                                     358.1           17          364.0           17          403.6           20
  Other                                          29.9            9           35.3            9           19.8           12
                                             --------       ------       --------       ------       --------       ------
  Total                                      $5,125.6          212       $4,905.2          205       $4,716.1          209
                                             ========       ======       ========       ======       ========       ======
By Product:
  Operating lease                            $4,324.6          167       $4,113.6          160       $4,011.7          159
  Leverage lease (other) (3)                    336.6           12          333.3           12          232.5           12
  Leverage lease (tax optimized)(3)             221.0            9          219.9            9          217.9            9
  Capital lease                                 137.4            6          142.0            6          135.6            7
  Loan                                          106.0           18           96.4           18          118.4           22
                                             --------       ------       --------       ------       --------       ------
  Total                                      $5,125.6          212       $4,905.2          205       $4,716.1          209
                                             ========       ======       ========       ======       ========       ======

Number of accounts                                 92                          89                          84
Weighted average age of fleet (years)               6                           6                           6
Largest customer net investment              $  286.4                    $  288.4                      $268.6

New Aircraft Delivery Order Book
(dollars in billions)
  For the Years Ending December 31,
    2004 (Remaining 2004)                                                $    0.3            7       $    0.6           15
    2005                                     $    0.9           18            0.9           18            0.9           20
    2006                                          1.0           20            1.0           20            1.1           21
    2007                                          0.3            5            0.3            5            0.3            5
                                             --------       ------       --------       ------       --------       ------
    Total                                    $    2.2           43       $    2.5           50       $    2.9           61
                                             ========       ======       ========       ======       ========       ======

The order amounts exclude CIT's option to purchase additional planes. Contractual maturities, sales and other dispositions, as well as depreciation expense, are expected to largely offset the new deliveries. At December 31, 2004, 14 of the 2005 deliveries were placed.

(1) Comprised of net investments in the U.S. and Canada of $877.0 million (60 aircraft) and $180.7 million (6 aircraft) at December 31, 2004, $744.2 million (56 aircraft) and $182.7 million (6 aircraft) at September 30, 2004 and $822.7 million (66 aircraft) and $207.0 million (6 aircraft) at December 31, 2003, respectively.

(2) Narrow body are single aisle design and consist primarily of Boeing 737 and 757 series and Airbus A320 series aircraft. Intermediate body are smaller twin aisle design and consist primarily of Boeing 767 series and Airbus A330 series aircraft. Wide body are large twin aisle design and consist primarily of Boeing 747 and 777 series and McDonnell Douglas DC10 series aircraft.

(3) In general, the use of leverage increases the risk of a loss in the event of a default, with the greatest risk incurred in tax-optimization leveraged leases.

                         CIT GROUP INC. AND SUBSIDIARIES
                              Non-GAAP Disclosures
                              (dollars in millions)

                                                                                  December 31,      September 30,       December 31,
                                                                                      2004               2004               2003
                                                                                  ------------      -------------       ------------
Managed assets (1):
Finance receivables                                                                $ 35,048.2         $ 34,542.8         $ 31,300.2
Operating lease equipment, net                                                        8,290.9            7,932.9            7,615.5
Finance receivables held for sale                                                     1,640.8            1,757.3              918.3
Equity and venture capital investments
  (included in other assets)                                                            181.0              186.2              249.9
                                                                                   ----------         ----------         ----------
Total financing and leasing portfolio assets                                         45,160.9           44,419.2           40,083.9
    Securitized assets                                                                8,309.7            7,994.9            9,651.7
                                                                                   ----------         ----------         ----------
    Managed assets                                                                 $ 53,470.6         $ 52,414.1         $ 49,735.6
                                                                                   ==========         ==========         ==========

Earning assets (2):
Total financing and leasing portfolio assets                                       $ 45,160.9         $ 44,419.2         $ 40,083.9
     Credit balances of factoring clients                                            (3,847.3)          (3,929.9)          (3,894.6)
                                                                                   ----------         ----------         ----------
Earning assets                                                                     $ 41,313.6         $ 40,489.3         $ 36,189.3
                                                                                   ==========         ==========         ==========

Tangible equity (3):
Total equity                                                                       $  6,055.1         $  5,837.0         $  5,394.2
     Other comprehensive loss relating to derivative
       financial instruments                                                             27.1               52.5               41.3
     Unrealized gain on securitization investments                                       (8.5)              (7.2)              (7.7)
     Goodwill and intangible assets                                                    (596.5)            (594.4)            (487.7)
                                                                                   ----------         ----------         ----------
Tangible common equity                                                                5,477.2            5,287.9            4,940.1
     Preferred capital securities                                                       253.8              254.2              255.5
                                                                                   ----------         ----------         ----------
Tangible equity                                                                    $  5,731.0         $  5,542.1         $  5,195.6
                                                                                   ==========         ==========         ==========

Debt, net of overnight deposits (4):
Total debt                                                                         $ 37,724.8         $ 37,280.6         $ 33,668.6
     Overnight deposits                                                              (1,507.3)          (1,651.7)          (1,529.4)
     Preferred capital securities                                                      (253.8)            (254.2)            (255.5)
                                                                                   ----------         ----------         ----------
Debt, net of overnight deposits                                                    $ 35,963.7         $ 35,374.7         $ 31,883.7
                                                                                   ==========         ==========         ==========

Earnings per share, excluding certain items(5)
GAAP earnings per share                                                            $     0.95         $     0.86         $     0.72
     Loss on accelerated liquidations - manufactured housing                             0.04                 --                 --
     Loss on accelerated liquidations - venture capital
       investments                                                                       0.04                 --               0.18
     Reduction of specific credit loss reserves                                         (0.12)                --                 --
     Gain on debt redemption                                                               --                 --              (0.14)
                                                                                   ----------         ----------         ----------
Adjusted earnings per share                                                        $     0.91         $     0.86         $     0.76
                                                                                   ==========         ==========         ==========

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to trends in the business to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

1) Managed assets are utilized in certain credit and expense ratios. Securitized assets are included in managed assets because CIT retains certain credit risk and the servicing related to assets that are funded through securitizations.

2) Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount, which corresponds to amounts funded, is a basis for revenues earned.

3) Tangible equity is utilized in leverage ratios, and is consistent with certain rating agency measurements. Other comprehensive losses and unrealized gains on securitization investments (both included in the separate component of equity) are excluded from the calculation, as these amounts are not necessarily indicative of amounts which will be realized.

4) Debt, net of overnight deposits is utilized in certain leverage ratios. Overnight deposits are excluded from these calculations, as these amounts are retained by the Company to repay debt. Overnight deposits are reflected in both debt and cash and cash equivalents.

5) The diluted EPS related to the items listed are shown separately, as the items are not indicative of our on-going operations.